Exhibit 23.5

Consent of Independent Valuation Expert
We hereby consent: (a) to the reference to our name and description of our role in the (i) valuation process of certain of the real estate properties (the "Consolidated Properties") and an investment in an office property held through an unconsolidated joint venture of KBS Growth & Income REIT, Inc. (the “Company”) and (ii) valuation process of the Company being included or incorporated by reference into the Company’s Registration Statement on Form S-3 (File No. 333-207471) and the related prospectus, included therein, by being filed on a Current Report on Form 8-K, to be filed on December 12, 2019 (the “Form 8-K”); (b) to the inclusion in the Form 8-K that the total appraised value of the Consolidated Properties of $208.7 million represents the sum of the appraised values of each of the Consolidated Properties contained in the individual property appraisal reports provided by us to the Company as of the date of each such report; and (c) to the inclusion in the Form 8-K that the appraised value of the office property held through an unconsolidated joint venture of $5.4 million represents the appraised value contained in the property appraisal report provided by us to the Company as of the date of such report. In giving this consent, we do not admit that we are within the category of person whose consent is required by Section 7 of the Securities Act of 1933, as amended.

December 11, 2019	/s/ Duff & Phelps, LLC
Duff & Phelps, LLC